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                                                                    Exhibit 99.1

IMMEDIATE RELEASE
For more information, contact:
Joe Gagliardi
and
Craig Bowman
HARVARD INDUSTRIES
908-437-4100

or

Andy Barlow
PUBLIC COMMUNICATIONS INC.
813-226-2772

                   HARVARD INDUSTRIES EMERGES FROM CHAPTER 11

LEBANON, N.J. - (November 25, 1998) - Harvard Industries, Inc. today announced that its Plan of Reorganization was effective, marking the completion of its Chapter 11 proceeding. The Plan of Reorganization contemplates a conversion of virtually all pre-petition unsecured debt into 100% of the equity of the reorganized Company, subject to dilution for the incentive options and the warrants to be issued under the Plan. Holders of Harvard's PIK Preferred and Common Stock will receive warrants to acquire up to 5% of the common stock in the reorganized Harvard.

"This is a great day for our company, customers, employees and suppliers who have cooperated so closely with us over the past 18 months," said Roger G. Pollazzi, Harvard's chief executive officer. "We have worked very hard to attempt to make this company a winner and we believe that we're on our way to greater success. We have obtained exit financing arranged by Lehman Brothers and have successfully extricated the company from previously unprofitable operations, and we have an experienced team of leaders that have developed an entrepreneurial culture within the company."

Harvard's Goal

The Company is expanding its focus beyond the automotive industry. "Our mission is to strategically grow our business by providing value-added products to the transportation and industrial sectors through our engineered-products group," said Pollazzi. "The technical expertise that fostered our strong reputation in the automotive industry has countless applications in other industries."

New Leadership

A new senior management team with significant industry and business restructuring experience is leading the Company. Harvard President Jim Gray, Executive Vice President for Strategic Planning Vince Toscano, Chief Financial Officer Ted Vogtman and Senior VP and General


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Counsel Jerry Tighe have all played integral roles in other successful  ventures in the automotive industry.

The Plan

According to Harvard president, Jim Gray, the Company has a strong focus on profitability for the present and future. "The key to our successful emergence has been our strategic plan," said Gray. "We focused on product and customer diversification, reducing costs, investing in technology and research and development. We want to retain our automotive OEM business and build a similarly strong reputation in the engineered products industry."

Harvard intends to broaden its customer base by entering markets such as industrial products and equipment, lawn and garden applications, construction materials and equipment, the automotive aftermarket, and components and assemblies for heavy-duty trucks and buses. This is being done with the same asset base, adding value by supplying completed products to these markets.

Harvard Industries, Inc., designs, develops and manufactures a broad range of components for automotive original equipment manufacturers, the automotive aftermarket and industrial and construction equipment applications worldwide. Headquartered in Lebanon, N.J., Harvard's 4,500-plus employees at 15 plants in the United States and Canada produce total vehicle sealing systems, a variety of polymer products, high-strength steel assemblies and a wide array of high-strength aluminum, magnesium and iron products.

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